Exhibit 10.11

Director Agreement

This Director Agreement (the "Agreement") is made and entered into as of February 25th, 2015, by and between Julian Keyon (the "Executive") and ProPanc Health Group Corporation, a Delaware Corporation (the "Company"), (collectively the “Parties”).

WHEREAS, the Company desires to appoint the Executive as a Director of the Board of Directors of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be appointed a Director of the Board of Directors by the Company on such terms and conditions.

WHEREAS, this Agreement supersedes and replaces any existing director or any subsequent agreement between the Executive and the Company, any subsidiary of the Company including Propanc PTY Ltd., or any affiliated entity.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.      Appointment Term. The Executive's Appointment Term (the “Appointment”) hereunder shall be effective as of February 25th, 2015 (the "Effective Date") and shall continue until February 25th, 2018 thereof, unless terminated earlier pursuant to Section 4 of this Agreement. Thereafter, the Appointment shall automatically renew for successive periods of one (1) year, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s Appointment prior to the end of the Term or the then applicable renewal term, as the case may be.

2.     Position and Duties.

2.1     Position. During the Employment Term, the Executive shall serve as a Director of the board of directors of the Company (the “Board”), subject to shareholder and Board approval.

2.2     Duties. During the Employment Term, the Executive shall devote such business time and attention as necessary to the performance of the Executive's duties hereunder.

3.     Compensation.

3.1     Gross Annual Package. The Company shall pay the Executive a base salary of $10,000 AUD per month, payable on the first day of each month.

3.2     Review of Gross Annual Package. The “Gross Annual Package” in Section 3.1 will be reviewed and adjusted to market rates upon either of the below, whichever comes first:

(a)     Two years from the date of commencement; or

(b)     The Company raising venture capital funding

The “Gross Annual Package” will thereafter be reviewed annually and adjusted to market rates with any increase or decrease in salary taking effect on the first payment date of such review.

3.3     Accrued Unpaid Salary. The Executive shall have the option to convert any and all accrued unpaid salary into common stock of the Company at the end of each fiscal year a conversion rate to be determined by the Parties, but in no event shall such conversion rate be lower than the par value of such common stock or higher than the closing bid price on date of the conversion.

3.4     Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.5     Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

4.     Termination of Director. The Executive Appointment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination. Upon termination, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1     Expiration of the Term, for Cause or Without Good Reason.

(a)     The Executive's Appointment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason. If the Executive Appointment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary; and

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

Items 4.1(a)(i) through 4.1(a)(ii are referred to herein collectively as the "Accrued Amounts".

(b)     For purposes of this Agreement, "Cause" shall mean:

(i)	the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's Appointment with the Company;

(ii)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive's ability to perform services for the Company or results in material harm to the Company or its affiliates;

Termination of the Executive's Appointment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive’s board vote), subject to shareholder approval, after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that the Executive is guilty of the conduct described in any of (i)-(ii) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances.

(c)     For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Appointment without the Executive's written consent:

(i)	a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iii)	the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(iv)	the Company's failure have the Executive elected and re-elected to the Board, as applicable;

(v)	a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

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Notwithstanding the foregoing, in the event that a Change in Control (as defined below) occurs during the Term, the Executive may terminate his Appointment for any reason during the thirty-day period following the Change in Control and such termination shall be deemed to be for Good Reason.

4.2     Non-renewal by the Company, Without Cause or for Good Reason. The Appointment may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, the Executive shall be entitled to receive the following:

(a)     a lump sum payment equal to the sum of the Executive's Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs) payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence on the Termination Date;

4.3     Notice of Termination. Any termination hereunder by the Company or by the Executive during the Appointment shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a)     The termination provision of this Agreement relied upon;

(b)     To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)     The applicable Termination Date.

4.4     Termination Date. The Executive's Termination Date shall be:

(a)     If the Executive's Appointment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)     If the Executive's Appointment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)     If the Executive terminates his Appointment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than fourteen (14) days following the date on which the Notice of Termination is delivered; and

(d)     If the Executive's Appointment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

4.5     Mitigation. In no event shall the Executive be obligated to take any action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, any amounts payable pursuant to this Section 4 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.     Cooperation. The parties agree that certain matters in which the Executive will be involved during the Appointment may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's Appointment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

6.     Confidential Information. The Executive understands and acknowledges that during the Appointment, he will have access to and learn about Confidential Information, as defined below and the Executive shall return all Confidential information to the Company.

6.1     Confidential Information Defined.

(a)     Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, strategies, techniques, agreements, contracts, terms of agreements, potential transactions, negotiations, pending negotiations, know-how, trade secrets, applications, work-in-process, databases, records, material, sources of material, supplier information, vendor information, results, legal information, pricing information, credit information, supplier lists, vendor lists, developments, reports, discoveries, experimental processes, experimental results; and distributor lists of the Company or its businesses or of any other person or entity that has entrusted information to the Company in confidence.

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The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his Appointment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)     Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized duties to the Company or acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

7.     Restrictive Covenants.

7.1     Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Appointment and for the term of one (1) year, to run consecutively, beginning on the last day of the Executive's Appointment with the Company, the Executive agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 7, "Prohibited Activity" is activity in which the Executive contributes his knowledge, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of mining and exploration in the State of Nevada. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company.

8.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Delaware.

9.     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing by the parties. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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11.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.     Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

ProPanc Health Group Corporation

Level 13, Suite 1307

530 Collins Street

Melbourne, VIC 3000

Australia

If to the Executive:

Julian Keyon

Beechwood, Embley Lane

East Wellow Romsey

Hampshire, SO 516 DN

United Kingdom

16.     Representations of the Executive. The Executive represents and warrants to the Company that:

16.1     The Executive's acceptance of Appointment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

16.2     The Executive's acceptance of Appointment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

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17.     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18.     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.     Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROPANC HEALTH GROUP CORPORATION

By	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	President and Chief Executive Officer

JULIAN KENYON

Signature:	/s/ James Nathanielsz
Print Name:	James Nathanielsz

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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